UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2013

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2013, we and Freie Universität Berlin (“FU Berlin”) entered into a Research Agreement (the “Research Agreement”) to, among other things, identify and evaluate secretory proteins from Trichuris suis (the “Project”). We will work with FU Berlin on the Project for four years, during which we will pay it a total maximum amount of approximately €648,000 in research fees and FU Berlin will periodically produce written progress reports on the Project. The Research Agreement terminates on the later of the date that the last payment or report is due, subject to early termination by either party upon three months written notice for cause (including because Dr. Hartmann is unable to continue to serve as Project director for FU Berlin) or without cause. If we terminate the Research Agreement, we must pay FU Berlin a termination fee comprised primarily of unpaid research fees due on the first payment date after which termination occurred (subject to adjustment), except where termination is due to a breach by FU Berlin which it fails to cure within 60 days notice or due to FU Berlin’s bankruptcy.

On February 22, 2013, we and FU Berlin also entered into a Joint Ownership and Exclusive License Agreement (the “JOELA”), pursuant to which we agreed to jointly own all intellectual property arising from the Project (the “Joint Intellectual Property”). FU Berlin also granted us (a) an exclusive worldwide license (including the right to sublicense) to its interest in the Joint Intellectual Property and its know-how related to the Project (the “Licensed IP”), and (b) the right to commercialize products that, without the licenses granted under the JOELA, would infringe the Licensed IP (the “Licensed Products”). FU Berlin retains the non-exclusive and non-transferable right to use the Licensed IP for its own internal, academic purposes. Pursuant to the JOELA, we will pay FU Berlin a total maximum amount of approximately €3,830,000 in milestone payments, based primarily on the achievement of clinical development and regulatory milestones, and royalties of net sales of products ranging from 1% to 2.5%. The JOELA continues until the last-to-expire patent in any country, subject to early termination by either party without penalty if the other party breaches the JOELA and the breach is not cured within 60 days after receiving notice of the breach or if a party is in bankruptcy. We also have the right to terminate the JOELA after giving FU Berlin 60 days written notice of a regulatory action that affects the safety, efficacy or marketability of the Licensed Products or if we cannot obtain sufficient materials to conduct trials, or upon 180 days written notice for any reason.

In connection with the Research Agreement and JOELA, we entered into a License and Sublicense Agreement (the “LSA”) with Ovamed GmbH (“Ovamed”) on February 22, 2013, pursuant to which we licensed our rights to the Joint Intellectual Property and sublicensed our rights to the Licensed IP to Ovamed in all countries outside North America, South America and Japan (the “Ovamed Territory”). Pursuant to the LSA, Ovamed will pay us a total maximum amount of approximately €1,025,000, based primarily on the achievement of regulatory milestones, and royalties of net sales of products ranging from 1% to 2.5%, subject to adjustment, in each case equal to the comparable payments due under the JOELA. The LSA continues until the last-to-expire patent in any country in the Ovamed Territory, subject to early termination by either party upon the same terms as in the JOELA.

On February 22, 2013, we, Ovamed and FU Berlin entered into a Letter Agreement (the “Letter Agreement”) to amend the Material Transfer Agreement dated May 14, 2012 by and between Ovamed and FU Berlin. The Letter Agreement provides that Ovamed will retain a 10%

interest in FU Berlin’s rights to the Joint Intellectual Property in the Ovamed Territory. It also grants Ovamed certain rights if FU Berlin terminates the JOELA due to our breach, including the right to have the JOELA survive and our rights and obligations thereunder assigned to Ovamed.

The foregoing description of the Research Agreement, JOELA, LSA and Letter Agreement is qualified in its entirety by reference to such agreements, copies of which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

On February 22, 2013, we issued a press release concerning the above matters, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: February 25, 2013	/s/ Dale Ritter
Name: Dale Ritter
Title: Senior Vice President, Finance